EX-23

                              CONSENT OF KPMG LLP


Board of Directors
Atlantic Premium Brands, Ltd.:

We consent to incorporation by reference in the registration statements (No. 33-80010 and 333-39561) on Form S-8 of Atlantic Premium Brands, Ltd. of our report dated March 16, 2001, except as to the third paragraph of note 9 and the fifth paragraph of note 16 which are as of April 13, 2001, relating to the consolidated balance sheets of Atlantic Premium Brands, Ltd. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Atlantic Premium Brands, Ltd.




                                  /s/ KPMG LLP
                                  -----------------
                                      KPMG LLP


Chicago, Illinois
April 11, 2001